Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Senior Vice President and Chief Financial Officer 919-862-1000	Associate Vice President, Investor Relations and Corporate Communications 919-862-1000

SALIX PHARMACEUTICALS ANNOUNCES CALL FOR FULL

REDEMPTION OF SENIOR CONVERTIBLE NOTES

RALEIGH, NC, August 20, 2013 – Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that it has notified the holders of the Company’s 5.5% Convertible Senior Notes due 2028 (the “Notes”) that the Company will redeem all outstanding Notes on September 23, 2013. Holders are entitled, in lieu of having their Notes redeemed, to convert such Notes by surrendering them for conversion no later than the close of business on September 20, 2013, and satisfying the other requirements set forth in the Notes and the Indenture, dated as of August 22, 2008, between the Company and the U.S. Bank National Association, as trustee. The Company plans to pay any converting holders cash for the face or par value of their notes and issue common stock of the Company for the remaining conversion value of the Notes.

About Salix Pharmaceuticals

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in–license late–stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Please Note: The materials provided herein contain projections and other forward–looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the potential impact of the redemption on the value of the common stock; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; generic and other competition in an increasingly global industry; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global industry; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; post-marketing approval regulation, including the ongoing Department of Justice investigation of our marketing practices; market acceptance for approved products; revenue recognition and other critical accounting policies; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.